Exhibit 99.3

Q4 2012 Earnings Prepared Comments
January 28, 2013
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation fourth quarter 2012 financial results recording. The date of this recording is January 28, 2012. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett. I am the Vice President of Investor Relations. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer of Celanese, and Steven Sterin, Senior Vice President and Chief Financial Officer.
The Celanese Corporation fourth quarter 2012 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor section. The PowerPoint slides referenced during this recording are also posted on our website. Both items are being submitted to the SEC in a current report on Form 8-K. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted PowerPoint slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included in the posted PowerPoint slides or the press release, as applicable.
Mark Rohr will review our consolidated fourth quarter results including segments, comment on some longer-term strategic actions and then provide our outlook for 2013. Steven will then comment on cash flow, capital structure and the balance sheet. I'd now like to turn the call over to Mark.
Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening today.
Let me start with our consolidated fourth quarter results and some segment detail before I provide an update on a reporting change we are considering for 2013, an update you on our outlook for 2013 and wrap up with a few strategic topics. Steven will comment on our strong cash flow, our improving capital structure and our healthy balance sheet in a few minutes.
On a consolidated basis the Celanese team delivered a strong fourth quarter with adjusted earnings per share of $0.67, that's 16% year-over-year growth, on revenue of $1.5 billion. Adjusted EPS growth in the quarter was driven by expanded Operating EBITDA margins in Consumer Specialties, Advanced Engineered Materials and Acetyl Intermediates. I am really pleased with these results and our team's ability to deliver strong performance given the weak economic environment and the typical fourth quarter seasonality of our leading end-markets. On a GAAP basis, diluted EPS was $0.60 compared to $0.61 in the prior year as improved pre-tax earnings were offset by the timing of a tax expense.
We generated strong cash flow again this quarter. For the year, our operating cash flow was the second highest in our history at $722 million. Adjusted free cash flow was $339 million despite higher year-over-year capital spending on growth projects like ethanol. We also made a $100 million voluntary U.S. pension contribution this quarter.
Now for the segments - Advanced Engineered Materials' fourth quarter Operating EBITDA was $88 million as compared with $109 million in the third quarter. Volumes were lower sequentially by 6% as anticipated due to seasonal patterns and weak automotive demand in Europe and pricing was down 2% primarily due to mix. On a year-over-year basis, Operating EBITDA increased $15 million, or 21%, primarily due to 4% higher volumes as we increased penetration in the auto end-markets. Increased success in value-per-vehicle helped growth as 10% higher auto builds in North America helped offset lower European auto builds, which were down 7%. Raw material costs were flat in the quarter and earnings from affiliates increased $11 million year-over-year mainly due to the timing of a fourth quarter turnaround in 2011 at one of our Asian facilities.
In Consumer Specialties, fourth quarter Operating EBITDA was $86 million, consistent with the third quarter performance. The 11% sequential volume decline was primarily associated with actions related to the closure of our Acetate facility in Spondon UK - part of our previously announced footprint rationalization plan. You may recall this rationalization plan calls for the shutdown of the Spondon Acetate plant and slightly increased production at our other three Acetate facilities. We also increased production at our Nantong Acetate joint venture which will begin to show up in increased dividends. Our actions this quarter offset the lower volumes and actually increased profitability on lower spending, a planned inventory build and lower costs. Year-over-year Operating EBITDA increased 18% primarily due to 5% higher pricing, mainly driven by Acetate.

In Industrial Specialties, fourth quarter Operating EBITDA of $20 million was down sequentially by $16 million as very weak photovoltaic demand resulted in lower volumes and less favorable mix in EVA. Normal seasonal patterns result in lower volumes in Emulsions as well. On a year-over-year basis, Operating EBITDA was $10 million lower primarily due to weak demand that drove lower pricing and unfavorable mix in EVA. Lower raw materials costs in Emulsions also contributed to lower pricing year-over-year.
In Acetyl Intermediates, end-market demand remains weak. This resulted in 5% lower volumes sequentially and drove Operating EBITDA slightly lower as well. Pricing was 2% higher sequentially mainly in downstream derivative products as raw material costs helped push pricing. On a year-over-year basis, Operating EBITDA was $7 million lower as pricing in acid and VAM fell more than raw material costs, reflecting the softer demand in Europe and Asia, nonetheless efforts to control costs helped us expand operating EBITDA margins by 20 basis points.
Stepping back from the details, we had a strong fourth quarter in a weak global environment and I am very proud of our teams' accomplishments.
Now let me talk about a reporting change we are considering for 2013 and some color as to why we are making this change.
Beginning in Q1 2013 we will focus on Segment Income rather than Operating EBITDA. Segment Income for Celanese is essentially Operating EBITDA by segment minus depreciation and amortization. This is an important step for Celanese and is consistent with how we run the business and will be the basis of how we plan to incent management going forward. This change will also help us focus on increasing returns on capital and achieving our long-term goal of generating returns on capital in excess of 20%.
We understand that this change will impact your financial models so we will post historical financials on our website to help you update your models before the Q1 call and historical financials will be available through 2013.
Now let's turn to our outlook for 2013 for a moment. At a consolidated level, we expect the economic environment in 2013 will remain uncertain and, as we said last quarter, we are not planning on global economic growth to help Celanese this year. In order to drive earnings growth in 2013, we will focus on Celanese-specific initiatives, like productivity, like our Acetate footprint rationalization, like the expansion at our Chinese facility in Nantong and like the planned start-up of ethanol production facility in Nanjing. We also expect our efforts to increase the effectiveness and speed of the new product introductions will help drive earnings growth this year. The slowdown in Asia and Europe will increase the percentage of earnings we realize in higher tax jurisdictions, particularly the U.S., increasing our 2013 forecasted adjusted tax rate by 200 basis points to 19%, or about $0.10 per share impact for 2013. Nonetheless, we continue to believe the positive effect of our actions will yield adjusted EPS growth between $0.45 and $0.50 in 2013.
Adding a few comments on our ability to innovate in this tough environment. Let me take an example from AEM. If you get behind the wheel of a 2013 Chevy Traverse or the 2013 GMC Acadia, you will see an award-winning instrument panel with a structural foundation made of high-strength, light-weight Celstran® LFT. The advanced instrument panel recently won the Grand Award at the Annual Society of Plastics Engineers 2012 Innovation Competition. Successes like these are allowing us to increase our pounds per vehicle globally and offset lower auto builds in Europe that we expect to be down 3% year-over-year. Additionally, global trends in industrial production and consumer electronics are expected to reflect mid-single digit growth in Asia, modest growth in the U.S. offset by weakness in Europe.
In Consumer Specialties, we expect Segment Income growth will primarily be driven by the Celanese-specific manufacturing actions and expanding our Acetate production at our Nantong affiliate. We also anticipate higher pricing in 2013 due to healthy global demand for our Acetate products and we are counting on benefits from our innovation efforts in Nutrinova as well.
In Industrial Specialties, we anticipate base business Segment Income will be consistent with the prior year as increased North American and Asian demand for our innovative Emulsions applications will be offset by continued lower demand for photovoltaic applications in EVA Performance Polymers. Let me add a little color here on the work we are doing in Emulsions. For years, Celanese has worked closely with a number of carpet manufacturers around the world. In more recent years, we have worked more closely with broadloom manufacturers to switch from alternative chemistries to our vinyl-based emulsions. This switch helps manufacturers maintain the key physical attributes of the products and allows them to reduce raw material cost variability that is associated with these alternative chemistries, like butadiene.
In Acetyl Intermediates, we anticipate current demand conditions will continue while global GDP remains soft. We do expect growth in Segment Income in Acetyl Intermediates this year as demand is expected to improve in the second half of 2013 and with the planned completion of our 275,000 ton ethanol unit scheduled to start-up in late 2013. We are also optimistic that starting up our Nanjing ethanol unit will increase our momentum in the fuel space in China.
Next let me update you on some of our long-term strategic activities. First, with regards to our planned methanol unit in Clear Lake, Texas, we are continuing negotiations with potential partners. We anticipate permitting for this unit will occur in 2013 and remain confident in our ability to complete construction of this unit by mid-2015.
We are making good progress on the fuel ethanol opportunity with Indonesia and have been working closely with Pertamina, under the Joint Statement of Cooperation that we signed in July of 2012, to define potential supply arrangements, production locations and distribution strategies. We are also refining the business model for the Indonesian opportunity. Upon completion of this work, we will provide you with an update on the next steps.
I've spoken with you in the past about the importance of getting close to our customers to drive solutions. As part of this focus, we recently appointed Todd Elliott to lead our global sales organization and promoted Dr. Ashish Kulkarni to Chief Technology and Innovation Officer. We are really excited about the impact these individuals and their teams will have at the customer level and look forward to sharing more with you throughout the year.
With that, I'll now turn it over to Steven. Steven?
Steven Sterin, Celanese Corporation, Senior Vice President and Chief Financial Officer
Thanks, Mark. I will now discuss the consolidated financials for Celanese with particular focus on cash flow and the balance sheet. Today, I will also provide some additional commentary on our expectations for cash flow in 2013.
If you recall during our 2012 Technology Day we talked about how Celanese can create shareholder value through the balance sheet. We think of being able to do this in three different ways. First is ensuring we generate high cash returns from our capital and other growth investments. Second is what we do with our balance sheet. And third is how much cash we return to our shareholders.
Let's review how we did on these items in 2012 and what we are thinking about for 2013. In 2012 we generated our second highest operating cash flow ever of $722 million, a 13% increase over last year despite an 11% decrease in Operating EBITDA. We achieved these outstanding results primarily due to our focused efforts on lower trade working capital and lower interest costs due to our balance sheet actions. Keep in mind that this growth includes total pension contributions of almost $300 million in 2012, $80 million more than we contributed in 2011. We also generated $339 million of adjusted free cash flow, a 4% increase from the prior year despite higher capital expenditures as we continue to invest in future growth opportunities like the ethanol unit in Nanjing. As a result of our strong cash flow results, we ended the year with almost $1 billion of cash, a $277 million increase from the prior year period. This represents about $6 of cash per share.
For 2013, we expect to continue to generate strong adjusted free cash flow. We also anticipate operating cash flow will provide adequate funding for capital expenditures in 2013 which are expected to be in the range of $375 to $400 million, as we continue to fund the base business as well as our major strategic growth initiatives. The key elements of cash outflow can be found on slide 15 of our power point presentation.
With regards to our debt, we made significant progress on reducing net debt and structurally improving our debt profile during the year. Our strong cash flow in 2012 allowed us to reduce net debt by $196 million to about $2.1 billion, the lowest annual level since the end of 2005. We have improved our overall net leverage ratios and interest coverage ratios. In November, we took advantage of historically low interest rates and our strong credit profile and completed a $500 million offering of unsecured notes due in 2022 at 4 and 5/8 percent. As part of the transaction we paid down $400 million of senior secured debt that would have matured in 2016 and we funded our U.S. pension by $100 million. This voluntary strategic funding - and the great return on our plan assets in 2012 - results in no mandatory U.S. funding requirements through at least 2013 and reduces P & L headwind from pension costs in 2013. We now have more unsecured debt than secured debt, we have improved the laddering of our maturities and look more like an investment grade company, which is our goal over time.
And the third way we create value through our financials is returning cash to shareholders. Over the last several years, we have steadily increased our dividend. We're north of 20% CAGR on our growth rate for dividends, including a 25% increase in 2012. We've returned in excess of $250 million of cash through common and preferred dividends since our IPO. We've also been opportunistic on share repurchases and spent just over $900 million on share repurchases with an average price of $38 since the end of 2006. This is above and beyond investing in growth and reducing net debt by more than $900 million since the end of 2005. As we look forward to 2013, we will continue to look for opportunities to return cash to shareholders through increased dividends and share repurchases. Our goal for dividends is to continue to grow and move closer to the median of dividend payers in the chemical space. We are currently authorized to repurchase nearly $400 million of shares and our objectives are to offset dilution and be opportunistic.

So overall, we are executing well on our financial objectives and are well positioned to continue to do so in 2013.
Let me move on to our strategic affiliates on slide 18. In 2012, we reported $242 million of earnings from our equity affiliates, a $50 million increase from 2011. Cash received from our equity and cost affiliates totaled $347 million in 2012 or 140% of equity net earnings. These results reflect the significant profitability and cash generation capability of these businesses. I'd like to note that in Q4, Infraserv earnings increased $22 million due to a gain related to debt restructuring at a subsidiary of one of the Infraserv affiliates. The Infraserv affiliate gain is excluded from Operating EBITDA and adjusted EPS for the quarter and the year. More details on our affiliate performance and proportional share can be found on Table 8 of our earnings release.
Now for taxes. The effective US GAAP tax rate for 2012 was 7% as compared with 20% in the prior year. The lower effective tax rate in the current year was primarily driven by the recognition of $142 million in tax benefits from foreign tax credits in Q1 partially offset by $38 million from a timing change for when we record tax on one of our strategic affiliates. The tax credits will be recognized as a benefit to our cash taxes over time. The tax rate for adjusted EPS was 17% in 2012. We expect the tax rate for adjusted EPS to be approximately 19% for 2013 mainly due to a higher proportion of our earnings being generated in the United States which has higher statutory tax rates than any where else in the world. Even though this higher tax rate creates a headwind of approximately $0.10 per share, we still anticipate that our expected earnings growth will be between 12 and 14 percent in 2013.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call tomorrow morning. Thank you.

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